BUFFALO GOLD LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the annual general meeting of shareholders of Buffalo Gold Ltd. will be held at Suite 300, 1055 West Hastings Street, Vancouver, British Columbia, on Monday, the 22nd day of August 2005, at the hour of 10:00 a.m. (Vancouver time) for the following purposes:

1.

To receive the financial statements for the year ended December 31, 2004, together with the auditors’ report thereon.

2.

To appoint auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors.

3.

To fix the number of directors to be elected for the ensuing year at four.

4.

To elect directors for the ensuing year.

5.

To consider and, if thought fit, pass a resolution approving the Company’s Incentive Stock Option Plan, as described in the accompanying information circular.

6.

To transact such other business as may properly be transacted at such meeting or at any adjournment thereof.

If you are unable to attend the annual general meeting in person, please read the information regarding proxies contained in the accompanying information circular and the notes included with the accompanying instrument of proxy and then complete and return the proxy within the indicated time.  It should be noted that the enclosed proxy is solicited by management of the Company, but you may amend it, if you so desire, by striking out the names listed therein and inserting in the space provided the name of the person you wish to represent you at the meeting.

DATED at Vancouver, British Columbia, this 25th day of July 2005.

BY ORDER OF THE BOARD

“John V. Tully”

John V. Tully

President and Chief Executive Officer